Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces

Fiscal 2016 First Quarter Financial Results

HARRISBURG, PA – June 1, 2016 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced financial results for the first quarter ended April 30, 2016.

First Quarter Summary:

•	Total net sales increased 19.2% to $193.7 million;

•	Comparable store sales increased 6.0%;

•	The Company opened five new stores and ended the quarter with a total of 208 stores in 18 states, an increase of 14.9% year over year;

•	Operating income increased 35.5% to $21.0 million;

•	Net income increased 76.4% to $11.7 million, or $0.19 per diluted share;

•	Adjusted net income(1) increased 84.5% to $12.3 million, or $0.20 per diluted share; and

•	Adjusted EBITDA(1) increased 37.6% to $27.1 million.

Mark Butler, Chairman, President and Chief Executive Officer stated, “We had another strong quarter and are pleased with the continuing trends in our business. Once again, our results were strong across the board and we continue to execute against our key strategic initiatives of opening stores, building vendor relationships, gaining better access to product, and leveraging our distribution and transportation costs. In the first quarter, we entered our 18th state of operation with the opening of our first store in Florida. We believe Florida will be another strong market for Ollie’s and look forward to opening additional stores in the state this fiscal year.”

Mr. Butler continued, “Looking forward, we feel good about our deal flow and our product pipeline remains strong. Our growing size, scale and visibility in the marketplace is giving us better access to merchandise, expanding our vendor base, and building stronger direct relationships. This is allowing our buyers to be even more selective and offer our customers even better bargains on great quality branded merchandise every time they shop our stores. Real Brands! Real Bargains!, that’s what our customers expect from Ollie’s and that’s what we will continue to deliver.”

First Quarter Results

Net sales increased 19.2% to $193.7 million in the first quarter of fiscal 2016 from $162.5 million in the first quarter of fiscal 2015. The increase in net sales was driven by a 6.0% increase in comparable store sales and a 14.9% increase in store count over the first quarter of fiscal 2015. The Company opened five stores in the first quarter and ended the quarter with 208 stores compared to 181 stores at the end of first quarter in fiscal 2015.

Gross profit increased 23.4% to $79.0 million in the first quarter of fiscal 2016 from $64.0 million in the first quarter of fiscal 2015 and gross margin increased 140 basis points to 40.8% from 39.4% in the same respective periods. The gross margin increase was driven primarily by lower transportation and distribution costs as a percent to sales and a higher merchandise margin.

Selling, general and administrative (“SG&A”) expenses increased 19.5% to $54.8 million in the first quarter of fiscal 2016 from $45.9 million in the first quarter of fiscal 2015. Included in SG&A expenses in the first quarter of 2016 were $890,000 of transaction related expenses primarily in connection with the Company’s secondary stock offering on February 18, 2016. Including the transaction related expenses, SG&A increased 10 basis points to 28.3% of net sales in the first quarter of fiscal 2016 from 28.2% in the first quarter of fiscal 2015. Excluding the $890,000 of transaction related expenses, SG&A expenses increased 17.5% to $53.9 million and as a percent of net sales decreased 40 basis points to 27.8%. Other than the transaction related expenses, the increase in SG&A expenses was primarily driven by increased selling expenses related to new store growth and increased sales volume. The increased selling expenses consisted primarily of store payroll and benefits, store occupancy costs, and other store related expenses.

Pre-opening expenses related to new stores were $1.2 million in the first quarter of fiscal 2016 compared to $1.0 million in the first quarter of fiscal 2015. The increase was related to timing differences in the new store openings.

Operating income increased 35.5% to $21.0 million in the first quarter of fiscal 2016 from $15.5 million in the first quarter of fiscal 2015. As a percent of net sales, operating income increased 130 basis points to 10.8% in the first quarter of fiscal 2016. Excluding the $890,000 of transaction related expenses, Adjusted operating income(1) increased 41.2% to $21.9 million, or 11.3% of net sales, an increase of 180 basis points.

Net income increased 76.4% to $11.7 million, or $0.19 per diluted share, in the first quarter of fiscal 2016 compared to $6.7 million, or $0.13 per diluted share, in the first quarter of fiscal 2015. Excluding the transaction related expenses, adjusted net income (1) increased 84.5% to $12.3 million, or $0.20 per diluted share, in the first quarter of fiscal 2016 from $6.7 million, or $0.13 per diluted share, in the first quarter of fiscal 2015.

Adjusted EBITDA(1) increased 37.6% to $27.1 million, or 14.0% of net sales, in the first quarter of fiscal 2016 from $19.7 million, or 12.1% of net sales, in the first quarter of fiscal 2015. Adjusted EBITDA excludes non-cash stock based compensation expense, pre-opening expenses, non-cash purchase accounting items and transaction related expenses.

(1)	Adjusted operating income, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted net income per diluted share are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Balance Sheet and Cash Flow Highlights

The Company’s cash balance as of the end of first quarter of fiscal 2016 was $37.1 million compared to $4.1 million at the end of first quarter fiscal 2015. The Company had no borrowings and $98.4 million of availability under its $100.0 million revolving credit facility at the end of the first quarter of fiscal 2016. The Company ended the first quarter of fiscal 2016 with total debt of $198.8 million compared to $320.6 million at the end of the first quarter of fiscal 2015.

Inventory at the end of the first quarter of fiscal 2016 increased 7.7% to $206.4 million compared to $191.6 million at the end the first quarter of fiscal 2015, due primarily to new store growth.

Capital expenditures for the first quarter of fiscal 2016 totaled $4.8 million compared to $2.5 million for the first quarter of fiscal 2015.

Outlook

Ollie’s currently estimates the following results for the fiscal year ending January 28, 2017:

•	Total net sales of $868 million to $878 million;

•	Comparable store sales growth of 1.5% to 2.5%;

•	The opening of 28-32 new stores and no planned closures;

•	Operating income of $93 million to $96 million;

•	Net income of $53 million to $54 million;

•	Net income per diluted share of $0.84 to $0.86;

•	Excluding transaction expenses, adjusted net income of $53.5 million to $54.5 million and adjusted net income per diluted share of $0.85 to $0.87;

•	Estimated weighted diluted average shares outstanding of approximately 62.5 million; and

•	Capital expenditures of $16.5 million to $17.5 million.

Conference Call Information

A conference call to discuss the fiscal 2016 first quarter financial results is scheduled for today, June 1, 2016, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (866) 430-5025 or (704) 908-0421 and using conference ID #15931605. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us. The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 212 store locations in 18 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our 2016 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President – Marketing & Advertising

717-657-2300

dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Condensed consolidated statements of income data:
Net sales	$193,719	$162,470
Cost of sales	114,704	98,427

Gross profit	79,015	64,043
Selling, general and administrative expenses	54,809	45,871
Depreciation and amortization expenses	1,978	1,695
Pre-opening expenses	1,249	990

Operating income	20,979	15,487
Interest expense, net	1,664	4,574

Income before income taxes	19,315	10,913
Income tax expense	7,567	4,252

Net income	$11,748	$6,661

Earnings per common share:
Basic	$0.20	$0.14
Diluted	$0.19	$0.13
Weighted average common shares outstanding:
Basic	59,669	48,197
Diluted	61,867	49,545
Percentage of net sales (1):
Net sales	100.0%	100.0%
Cost of sales	59.2	60.6

Gross profit	40.8	39.4
Selling, general and administrative expenses	28.3	28.2
Depreciation and amortization expenses	1.0	1.0
Pre-opening expenses	0.6	0.6

Operating income	10.8	9.6
Interest expense, net	0.9	2.8

Income before income taxes	10.0	6.7
Income tax expense	3.9	2.6

Net income	6.1%	4.1%

(1)	Components may not add to totals due to rounding

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30,	May 2,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$37,129	$4,053
Inventories	206,413	191,622
Accounts receivable	262	270
Deferred income taxes	—	4,211
Prepaid expenses and other assets	6,153	6,096

Total current assets	249,957	206,252
Property and equipment, net	41,203	34,415
Goodwill	444,850	444,850
Trade name and other intangible assets, net	233,259	233,512
Other assets	2,497	1,173

Total assets	$971,766	$920,202

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,018	$7,794
Accounts payable	58,387	54,388
Income taxes payable	3,251	5,237
Accrued expenses	33,895	24,675

Total current liabilities	100,551	92,094
Revolving credit facility	—	—
Long-term debt	192,268	307,879
Deferred income taxes	86,603	92,700
Other long-term liabilities	4,498	3,003

Total liabilities	383,920	495,676

Stockholders’ equity:
Common stock	60	48
Additional paid-in capital	550,463	394,165
Retained earnings	37,409	30,399
Treasury - common stock	(86)	(86)

Total stockholders’ equity	587,846	424,526

Total liabilities and stockholders’ equity	$971,766	$920,202

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Net cash provided by (used in) operating activities	$341	$(14,501)
Net cash used in investing activities	(4,821)	(2,503)
Net cash provided by (used in) financing activities	11,350	(895)

Net increase (decrease) during period in cash	6,870	(17,899)
Cash and cash equivalents at the beginning of the period	30,259	21,952

Cash and cash equivalents at the end of the period	$37,129	$4,053

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated Adjusted Operating Income, Adjusted Net Income and

Adjusted Net Income Per Diluted Share

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted operating income, EBITDA, Adjusted EBITDA, adjusted net income, and adjusted net income per diluted share, with the most directly comparable GAAP financial measures of operating income, net income and diluted net income per share, respectively. Adjusted net income and adjusted net income per diluted share give effect, net of tax, to transaction related expenses. These as defined by us may not be comparable to similar non-GAAP measures presented by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Operating income	$20,979	$15,487
Transaction related expenses	890	—

Adjusted operating income	$21,869	$15,487

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Net income	$11,748	$6,661
Transaction related expenses	890	—
Adjustment to provision for income taxes (1)	(349)	—

Adjusted net income	$12,289	$6,661

(1)	The effective tax rate used for the provision for income taxes was 39.2% for the thirteen weeks ended April 30, 2016. The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses.

Reconciliation of adjusted net income per diluted share

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Net income per share, diluted	$0.19	$0.13
Adjustments	0.01	—

Adjusted net income per share, diluted	$0.20	$0.13

Weighted-average common shares outstanding, diluted	61,867	49,545

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated EBITDA, and Adjusted EBITDA and Key Statistics

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of net income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Net income	$11,748	$6,661
Interest expense, net	1,664	4,574
Depreciation and amortization expenses	2,505	2,238
Income tax expense	7,567	4,252

EBITDA	23,484	17,725
Non-cash stock based compensation expense	1,545	1,087
Pre-opening expenses	1,249	990
Non-cash purchase accounting items	(48)	(86)
Transaction related expenses	890	—

Adjusted EBITDA	$27,120	$19,716

Key Statistics

	Thirteen weeks ended
	April 30,	May 2,
	2016	2015
Number of stores open at the beginning of period	203	176
Number of new stores	5	5

Number of stores open at end of period	208	181

Average net sales per store (1)	$945	$913

Comparable stores sales change	6.0%	8.8%

Comparable store count – end of period	172	154

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal quarter.